Exhibit 99.1
Contact:
    John L. McManus
    President and Chief Executive Officer
    (949) 481-9825

Aeolus Pharmaceuticals Announces Fiscal Year 2009 Financial Results

Mission Viejo, California, December 28, 2009 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS) announced today financial results for the three months and twelve months ended September 30, 2009.  The Company reported a net loss of $746,000, or $0.02 per share, for the three months ended September 30, 2009 compared to a loss of $1,055,000, or $0.03 per share, for the three months ended September 30, 2008.  Results for the three months ended September 30, 2008 included licensing income of $175,000, a related collaboration charge of $413,000 for a milestone payment due under a license agreement and a non-cash charge of $118,000 as a result of the re-pricing of certain warrants.

The Company reported a net loss of $2,296,000, or $0.07 per share, for the fiscal year ended September 30, 2009, compared to a loss of $2,973,000, or $0.09 per share, for the fiscal year ended September 30, 2008.

“Fiscal 2009 was a year of major progress for Aeolus in the development of AEOL 10150 as a medical countermeasure”, stated John L. McManus, President and Chief Executive Officer.  “In addition to reporting significant efficacy in studies of the compound as a countermeasure for exposure to radiation, sulfur mustard gas and chlorine gas, we have continued to secure funding from the National Institutes for Health for further development of our lead compound and from investors for the operation of the Company.  We look forward to the completion of additional, key studies of the compound and our second compound AEOL 11207, and remain committed to leveraging our financial resources through our partnerships with the federal government and our academic research partners.”

Research and development expenses decreased in fiscal 2009 when compared to fiscal 2008.  The lower level of R&D expenses during the current period reflects a lower amount of manufacturing and research expenses.  During fiscal 2008, we were in the process of manufacturing small quantities of our drug candidates to support our development program whereas during fiscal 2009 we had no manufacturing underway and were only running stability studies on existing drug supplies.  Research expenses also declined during the current year as more of the Company’s research programs were funded by external grants during fiscal 2009.  The Company currently has five studies under way for its lead compound, AEOL 10150:

•	as a medical countermeasure against the effects of acute radiation syndrome (“ARS”) in the lungs,
•	as a medical countermeasure against the effects of acute radiation syndrome in the gastro-intestinal tract,
•	as a medical countermeasure against the effects of sulfur mustard gas on the lungs
•	as a medical countermeasure against the effects of sulfur mustard gas on the skin, and
•	as a medical countermeasure against the effects of chlorine gas.

In addition, we have two studies underway testing our second drug compound, AEOL 11027 for the potential treatment of epilepsy and Parkinson’s disease.   These programs are being funded in part by private foundation and government grants.

General and administrative (“G&A”) expenses decreased in fiscal year 2009 when compared to fiscal year 2008.  G&A expenses were lower due to a decline in stock based compensation expense, Board of Directors expense and legal fees.   Stock based compensation expense declined as lower valuations were assigned to our stock option grants in the current year when compared to the prior year.  Board of Directors expense decreased as the Board of Directors adopted a stock based compensation plan in July 2008 whereas during the prior year, the Board of Directors received cash and stock based compensation.  Legal fees declined due to management’s continued efforts to reduce costs by performing regulatory and compliance activities in-house.

During fiscal year 2009, we recorded a gain on the sale of our holdings of Arca Biopharma, Inc. (“ARCA”) common stock of $133,000.

During fiscal 2008, CPEC LLC (“CPEC”) received a milestone payment from ARCA who we out-licensed all rights to a potential therapeutic compound referred to as “bucindolol”.  During fiscal 2008, CPEC received a milestone payment of $500,000 as a result of ARCA filing a New Drug Application for bucindolol.  We recorded $175,000 of income during fiscal 2008 as a result of our equity ownership of CPEC.  Also as a result of the filing of the New Drug Application with the US Food and Drug Administration, the Company is obligated to pay $413,000 in the form of cash or stock at the Company’s election to the majority owner of CPEC who will in turn pay the original licensors of bucindolol per the terms of the 1994 Purchase Agreement of CPEC.

During fiscal 2009, as a result of our March 2009 financing, we were required to lower the exercise price of certain warrants.  As a result of the change in the exercise price, these warrants were revalued resulting in an increase in the value of $38,000 which was charged to the statement of operations.  During fiscal 2008, as a result of the issuance of Senior Convertible Notes, we were required to lower the exercise price of certain warrants.  As a result of the change in the exercise price, these warrants were revalued resulting in an increase in the value of $118,000 which was charged to the statement of operations.

During fiscal 2009, we recorded a gain of $49,000 related to the net increase in the market value of our trading securities.  During fiscal 2008, we recorded an “other-than-temporary” impairment charge of $49,000 based upon reduced market values of these securities.

As of September 30, 2009, the Company had $646,000 in cash and cash equivalents and 37,563,392 shares of common stock outstanding.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation.   AEOL 10150 is a patented, small molecule catalytic antioxidant that mimics and thereby amplifies the body’s natural enzymatic systems for eliminating reactive oxygen species, or free radicals.  Studies funded by the National Institutes for Health are currently underway evaluating AEOL 10150 as a treatment for exposure to radiation, sulfur mustard gas and chlorine gas.  A second compound, AEOL 11207, has demonstrated efficacy in animal models of Parkinson’s disease and is currently being evaluated as a potential treatment for epilepsy.

About AEOL 10150

AEOL 10150 is a small molecule that catalytically consumes reactive oxygen and nitrogen species (free radicals).  The compound is a manganoporphyrin that contains a positively-charged manganese metal ion that is able to accept and give electrons to and from ROS and RNS.  Research has shown that ROS and RNS have important cell signaling roles, and through its interaction with RNS and ROS, AEOL 10150 appears to have multiple mechanisms of action including anti-oxidant, anti-inflammatory and anti-angiogenic activities.  In animal studies AEOL 10150 has demonstrated reductions in the markers for tissue hypoxia, angiogenesis, inflammation and oxidative stress.  Specifically, AEOL 10150 is able to down-regulate oxidative stress and severe inflammation, which is responsible for much of the tissue destruction that occurs as a result of radiation exposure.

AEOL 10150 offers several unique advantages as a countermeasure for the treatment of ARS, sulfur mustard gas and chlorine gas for civilian and military populations. These include:

-- Flexible Treatment Paradigm – AEOL 10150 is intended for the treatment of patients post-exposure, even in those who are already exhibiting symptoms, eliminating the need for immediate administration in a predefined treatment window. This approach has the added benefit of not requiring biodosimetry (a means of laboratory analysis of the blood to determine the level of radiation exposure).

-- Advanced Development Stage – AEOL 10150 has demonstrated safety in two human clinical trials, and has an extensive pre-clinical safety and toxicology package completed.

-- Safe and Easily Stored -- The product also has an established stability profile that permits long-term storage.

-- Large scale manufacturing – Aeolus has contract capacity with a large manufacturing site to mass produce large quantities of AEOL 10150 under GMP conditions.

-- Multiple Applications – AEOL 10150 has demonstrated protective effects against radiation and sulfur mustard gas exposure, and within these indications has shown the ability to treat multiple organ systems.

-- Commercial Application – Additionally, AEOL 10150 is being developed for use as an adjunct to cancer radiation therapy, and animal data suggest that the compound protects healthy normal cells from the effects of radiation without compromising the efficacy of the radiation in killing tumor cells.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue
Grant income	$-	$-	$-	$-

Costs and expenses:
Research and development	242	245	711	977
General and administrative	389	403	1,292	1,540
Total costs and expenses	631	648	2,003	2,517
Loss from operations	(631)	(648)	(2,003)	(2,517)
Equity in income of CPEC LLC	-	175	-	175
Interest expense	(115)	(52)	(441)	(93)
Interest income	-	1	4	42
Warrant repricing charges	-	(118)	(38)	(118)
Collaboration expense	-	(413)	-	(413)
Gain on sale of investments, available for sale	-	-	133	-
Gain (loss) on marketable investments	-	-	49	(49)

Net loss	$(746)	$(1,055)	$(2,296)	$(2,973)

Net loss per weighted share attributable to common stockholders:
Basic	$(0.02)	$(0.03)	$(0.07)	$(0.09)
Diluted	$(0.02)	$(0.05)	$(0.07)	$(0.11)

Weighted average common shares outstanding:
Basic	37,531	31,953	34,789	31,953
Diluted	37,531	33,056	34,789	32,217

Selected Balance Sheet Items:
(in thousands)
	September 30, 2009	September 30, 2008

Cash and marketable securities	$646	$399
Total assets	$811	$1,120
Stockholders’ deficit	$(1,157)	$(1,037)